Exhibit 99.1

FOR IMMEDIATE RELEASE

Interpublic Group Announces CFO Transition

•	Frank Mergenthaler, Executive Vice President and Chief Financial Officer of Interpublic Group since August 2005, to retire effective December 31, 2019

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Ellen Johnson, currently Senior Vice President of Finance and Treasurer of Interpublic Group, and Global Chief Financial Officer of IPG Mediabrands, to become Interpublic’s Executive Vice President and Chief Financial Officer on January 1, 2020.

•	Transition of experienced and accomplished leaders demonstrates the company’s depth of talent and thoughtful long-term succession planning

New York, NY - June 11, 2019 - Interpublic Group (NYSE: IPG) today announced that Frank Mergenthaler, Executive Vice President and Chief Financial Officer, has elected to retire effective December 31, 2019. Mr. Mergenthaler will continue with the company in an advisory role through March 31, 2020.

Mr. Mergenthaler became IPG’s Chief Financial Officer in August 2005. In this position, he has direct management responsibility for all areas of Global Finance, Information Technology and Investor Relations. Since 2015, he has also served as Chairman of Interpublic’s CMG Group, where he has operational responsibility for the company's public relations, sports and experiential marketing businesses, and from which he will also step down.

“Frank’s outstanding record of achievement and value-creation has benefitted our clients, our people and our shareholders. He has played a crucial role in the development and execution of our success over his decade and a half with Interpublic,” said Michael Roth, IPG’s Chairman and CEO. “Along with his many contributions in helping to lead our company to the top rank of our industry across nearly all performance metrics, Frank has built a very strong team of financial leaders within our organization. I personally want to thank him for being a trusted partner, and for his dedication and commitment,” Mr. Roth continued.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

Exhibit 99.1

The company also announced that Ellen Johnson, currently the company’s Senior Vice President of Finance and Treasurer, and Global Chief Financial Officer of IPG Mediabrands, will succeed Mr. Mergenthaler, to become Interpublic’s Executive Vice President and Chief Financial Officer on January 1, 2020. Ms. Johnson joined IPG’s treasury group in 2000, and prior to that, held senior finance leadership roles at Revlon.

“Ellen’s experience, leadership and success in key financial and business roles, both at IPG and at our operating units, position her extraordinarily well to build on the strong business and financial results we’ve delivered over the last several years,” said Mr. Roth. “We congratulate Ellen, who becomes the first woman CFO of a global holding company in our industry’s history, and look forward to a smooth executive transition.”
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About Interpublic
Interpublic is values-based, data-fueled, and creatively-driven. Major global brands include Acxiom, Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.
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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

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